Exhibit (23.2)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 2, 1996, which appears on page 13 of the 1995 Annual Report to Shareholders of Nalco Chemical Company, which is incorporated by reference in Nalco Chemical Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 10 of such Annual Report on Form 10-K.




/S/ Price Waterhouse LLP
Price Waterhouse LLP

Chicago, Illinois
June 20, 1996